EXHIBIT 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A Amendment No. 2 of CRC Crystal Research Corporation., of our report dated October 9, 2008 on our audit of the restated financial statements of CRC Crystal Research Corporation. as of December 31, 2007 and 2006, and the related restated statements of operations, stockholders’ equity and cash flows for December 31, 2007, 2006 and inception on March 22, 1993 through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
October 30, 2008

6490 West Desert Inn RD, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501